Exhibit 99.1

Joel P. Moskowitz	Dan Matsui/Eugene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421 x-261	(310) 208-2550
E-mail: dmatsui@sha-ir.com

CERADYNE, INC. TO ACQUIRE ESK CERAMICS

IN MAJOR MOVE TO DIVERSIFY, SUSTAIN GROWTH

Costa Mesa, Calif. — July 1, 2004—Ceradyne, Inc. (Nasdaq:CRDN) announced today that it has signed a definitive agreement to acquire ESK Ceramics (ESK), a German-based industrial technical ceramic manufacturer, for approximately 111.4 million Euros, or approximately $136 million, in cash payable at closing. The purchase price will be financed using existing cash and debt from a new credit facility of $160 million to be provided by a syndicate of banks led by Wachovia Capital Markets, LLC. The acquisition is subject to certain closing conditions, is expected to be completed in the third quarter of 2004 and is projected to be immediately accretive to Ceradyne. The purchase price Ceradyne is paying represents approximately 7.9 x ESK’s 2003 EBITDA (earnings before interest, taxes, depreciation and amortization). Note: All dollar to Euro conversions assume an exchange rate of $1.22 U.S. = 1 Euro.

ESK, which had 2003 sales of approximately $90 million, is being sold to Ceradyne by its parent, Wacker-Chemie, a German silicon and chemical manufacturer with 2003 group sales of approximately $3 billion. ESK was founded in 1922 to produce non-oxide powders and technical ceramics. The company, then known as Electroschmelzwerk Kempten AG (ESK), was acquired by Wacker-Chemie GmbH in 1933 and has been operating under the name Wacker Ceramics since 2001. Ceradyne intends to revert back to the original ESK name and the well-recognized “ESK” logo. The company’s major product lines include its worldwide position as a prime supplier of boron carbide powder, which is the starting material for much of Ceradyne’s lightweight ceramic armor that accounts for over 60% of Ceradyne’s sales. ESK is considered a world leader in several industrial categories of advanced technical ceramics accounting for over 90% of its sales.

Joel Moskowitz, Ceradyne CEO, Chairman of the Board and a company founder commented, “We are very excited about acquiring a world-class leader in non-oxide advanced technical ceramics for industrial applications. Ceradyne has been working with Wacker Ceramics (then known as ESK) for over 33 years. In 1971, we began producing our first boron carbide ceramic armor using ESK’s boron carbide powders.

“From a strategic perspective,” said Moskowitz, “the compelling rationale for this acquisition follows:

a.	Diversification: Of Ceradyne’s 2003 sales of $101.5 million, over 65% were defense related, with this year’s projected increased sales composed of over 67% defense related business. In contrast, only about $2.3 million, or 2.6%, of ESK’s 2003 sales of approximately $90 million came directly from defense production. The acquisition of ESK will reduce our reliance on military products from Ceradyne’s projected 67% on a stand-alone basis, to approximately 40% for the combined companies. The combined companies will derive significant revenues from the automotive industry, industrial abrasive finishing, food packaging using ESK’s ceramic evaporation boats to produce metallic coated materials, aluminum and steel melting ceramic components, and a large complement of ceramic mechanical seals and bearings as well as Ceradyne’s traditional defense, orthodontic, diesel engine components and industrial products.

b.	Control of Key Raw Material Source for Armor: We believe that Ceradyne’s boron carbide lightweight ceramic armor is the lightest, most ballistically effective armor system. Until this acquisition, we were dependent on ESK as a supplier for the raw material. Post-acquisition, Ceradyne will be assured of a large, growing, reliable source of starting powders.

c.	Global Presence: Ceradyne ships approximately 5% of its products outside the U.S.A., while ESK ships approximately 20% of its products to the U.S.A. The Ceradyne•ESK combined company will result in a global company with marketing opportunities for Ceradyne in Europe and the former ESK in the U.S.A.; and for both companies, a more active presence in Asia.

d.	Technology & Manufacturing Synergy: We believe this acquisition offers significant opportunities for technology sharing and other production-related efficiencies that can benefit Ceradyne from several perspectives. Both Ceradyne and ESK produce non-oxide advanced technical ceramics primarily for structural applications, and both have extensive hot pressing and diamond machining capabilities. We believe that important R&D and technology sharing synergies along with certain production efficiencies may be realized following completion of this acquisition, as we coordinate these operations in the U.S.A. and Europe.

On the other hand, ESK produces hundreds of tons of powders annually, while Ceradyne manufactures silicon nitride using its proprietary sintered reaction bonded silicon nitride (SRBSN) process.

While both companies are in similar markets for advanced ceramics—industrial, defense, automotive, commercial—there is very little overlap of actual products. As a result, this acquisition offers an opportunity to broaden our product offerings in each major region and thereby realize not only additional sales growth potential but also related production efficiencies.

Mr. Moskowitz added, “It’s been 37 years since the founding of Ceradyne (1967) and 82 years since the founding of Wacker Ceramics (1922). In pursuing generally different paths in advanced technical ceramics during those years, both companies have achieved success and are well positioned in their respective technological, product, and market niches. As a result, we view this acquisition as the largest, most significant growth opportunity Ceradyne has undertaken to date. I believe the resulting post-acquisition company will be a world-class competitor with a stronger, more balanced presence in our core markets—industrial, defense, automotive/diesel, commercial—with greater technological and product development expertise to meet the growing demands of a large, diversified, global customer base.

“We recognize and appreciate the challenges that an acquisition of this magnitude entails. In addition to the task of business, technology, management and marketing integration, there will be issues of culture, geography and language, which we recognize and will manage forthrightly.

“I will shortly announce anticipated changes in the Ceradyne management team reflecting the new organizational structure post-acquisition.

“The Ceradyne team that headed Ceradyne’s negotiation was capably led by our Chief Financial Officer, Jerrold J. Pellizzon, who employed the services of our attorneys, Stradling Yocca Carlson & Rauth (USA), Hogan & Hartson Raue L.L.P. (Germany), accountants PricewaterhouseCoopers (USA, Germany), and Ceradyne financial advisor, Needham & Company, Inc.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Conference Call and Webcast

The Company has scheduled a teleconference, accompanied by a Webcast PowerPoint presentation, today at 8:00 a.m. PDT (11:00 a.m. EDT) to discuss this announcement.

To participate in the call, please call (800) 299-9630, or for international callers (617) 786-2904, approximately 10 minutes prior to the start time and provide the call password, “Ceradyne.” The slide presentation, as well as the teleconference audio, will be available at www.ceradyne.com under the Investor Relations link. You may also join the conference via the Internet at www.FullDisclosure.com. These web sites will host an archive of the call.

A replay of the audio portion of the call will be available beginning at 10:00 a.m. PDT on July 1. Call (888) 286-8010, or for international callers (617) 801-6888, and provide pass code 86081962. The playback will be available through July 7.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties include the ability of Ceradyne to successfully integrate the Ceradyne and ESK businesses and achieve anticipated operating synergies, and fluctuations between the value of the dollar and Euro. Other risks and uncertainties are described in Ceradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Securities and Exchange Commission.

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